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                                   EXHIBIT 11

              AMERICAN BUSINESS INFORMATION, INC. AND SUBSIDIARIES
             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
               For the three months ended March 31, 1997 and 1996
                    (In thousands, except per share amounts)
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                                                Three Months Ended
                                                     March 31
                                                ------------------
                                                  1997       1996
                                                  ----       ----
Average shares outstanding......................   23,206    20,783
Net additional common equivalent shares.........      378       137
                                                 --------   -------

Average number of common and common equivalent
 shares outstanding.............................   23,584    20,920
                                                 ========   =======

Net income for per share computation............ $(65,408)  $ 4,709
                                                 ========   =======

Net income per average common and common
 equivalent share outstanding................... $  (2.77)  $  0.23
                                                 ========   =======

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